Exhibit 99.1

November 7, 2009

Michael T. Putziger

Chairman of the Board

Bank of Florida Corporation

1185 Immokalee Road

Naples, Florida 34110

Dear Michael:

On Friday, November 6, 2009, United Security Bank, Sparta, Georgia, was closed by the Georgia Department of Banking and Finance, which appointed the Federal Deposit Insurance Corporation as receiver. As you are aware, I was the Chairman of the Board, Chief Executive Officer and controlling shareholder of that bank. Notwithstanding our efforts, we were unfortunately unable to raise sufficient capital to meet the requirements of our regulators.

Based on this event, I believe it is in the best interest of Bank of Florida Corporation that I resign from the Board of Directors, and all committees on which I serve, effective immediately.

Since joining the Board following the acquisition of Old Florida Bankshares, Inc. in April 2007, I have truly enjoyed my time working with such a distinguished Board. Please be advised that I have no disagreements with Bank of Florida Corporation as to any of its operations, policies or practices.

I wish you, the other directors, management and all of the staff of Bank of Florida the best.

Sincerely,

/s/ Pierce T. Neese
Pierce T. Neese